                                                       Exhibit 10.3

2004 - 2005 Strategic Incentive Plan Excess
Restricted Stock Unit Grant Terms and Conditions
Pursuant to the Brunswick Corporation 2003 Stock Incentive Plan (the “Plan”)

Purpose	To reward Strategic Incentive Plan participants for 2004 - 2005 performance in excess of 200% of target funding.
Restricted Stock Unit Grant
Restricted Stock Units valued on the same basis as Brunswick Corporation common stock where one unit equals one share. Dividend equivalents will be reinvested in additional restricted stock units. There are no voting rights attached to restricted stock units.

Grant Date	February 14, 2006
Distribution	Restricted stock units will be distributed three years from date of grant, subject to continued employment or on a Change in Control (as defined in the Plan).
Termination of Employment
In the event employment terminates prior to scheduled distribution, one-third will be distributed if termination occurs at least one year after grant date and two-thirds will be distributed if termination occurs at least two years after grant date, except:
•    Full distribution if age and years of service equals 70 or more.
• Full distribution in the event of death or permanent and total disability (as defined below).

Timing of Distribution	Distributions will occur as soon as practical after the vesting date.
Tax Withholding	Tax withholding liability (to meet required FICA, federal, state, and local withholding) must be paid in cash or via share reduction upon distribution.
Form of Distribution
Shares will be deposited to your existing Dividend Reinvestment Plan account or, if one is not currently on record, deposited into a newly created account. Stock certificates will be issued on request.

Additional Terms and Conditions
Grants are subject to the terms of the Plan. To the extent any provision herein conflicts with the Plan, the Plan shall govern. The Human Resources and Compensation Committee of the Board administers the Plan. The Committee may interpret the Plan and adopt, amend and rescind administrative guidelines and other rules as deemed appropriate. Committee determinations are binding.

Permanent disability means the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 120 days.

The Plan may be amended, suspended or terminated at any time. The Plan will be governed by the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

Nothing contained in these Terms and Conditions or the Plan constitutes or is intended to create a contract of continued employment. Employment is at-will and may be terminated by either the employee or Brunswick (including affiliates) for any reason at any time.

Questions should be directed to
Shareholder Services
Brunswick Corporation
1 N. Field Court
Lake Forest, Illinois 60045-4811